Exhibit 99.1

ProMIS Neurosciences Announces Full Year 2023 Financial Results and Recent Highlights

Top-line Data from first-in-human Phase 1a clinical trial of PMN310 as a treatment for Alzheimer’s disease on track for mid-2024

CAMBRIDGE, Massachusetts and TORONTO, Ontario – April 1, 2024 – ProMIS Neurosciences Inc. (Nasdaq: PMN), a clinical-stage biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA), today announced financial results for the fiscal year ended December 31, 2023 and provided a corporate update.

“I am pleased to have taken the helm of ProMIS at the beginning of 2024 and am proud of the meaningful progress the team has made to date as ProMIS made the transition to a clinical development company. Importantly, we are nearing the initial read out from our first-in-human studies of our lead product candidate, PMN310, as a potential treatment for AD,” stated Neil Warma, Interim Chief Executive Officer of ProMIS Neurosciences.

“As previously noted, we are nearing completion of the Phase 1a single ascending dose (SAD) clinical trial of PMN310 in AD and remain on track to report top-line data midyear, which will include safety data and PMN310 exposure levels in blood and cerebrospinal fluid (CSF). Moving forward, our goal is to advance PMN310 into a Phase 1b multiple ascending dose (MAD) study in AD patients, which could provide the first proof-of-concept data demonstrating that PMN310 has the potential to positively benefit patients with AD. This is a very exciting opportunity for both ProMIS and the AD patients we aim to serve. In addition, it may have the potential to lead the way for us to advance our differentiated platform in other neurodegenerative diseases, such as ALS, MSA and Parkinson’s disease,” stated Mr. Warma.

“We are diligently identifying ways to explore the potential application of our differentiated platform while not distracting our focus from our lead development program, PMN310, and our tight control on cash management. Specific to our pipeline candidates, we have and will continue to publish and present key data as each progresses and remain excited about the early data generated across a number of neurodegenerative diseases. We look forward to the ongoing development of our novel antibody therapies and to achieving a number of potentially value-creating milestones throughout the balance of the year.”

Recent Highlights

Alzheimer’s Disease Program (PMN310)

PMN310, ProMIS’ lead compound, is a humanized IgG1 antibody directed against toxic amyloid beta oligomers (AβO) that are believed to be a major driver of AD.

●	ProMIS dosed the first participants in a first-in-human Phase 1a clinical trial of PMN310 as a potential treatment for AD in November 2023 (Study NCT06105528). The Phase 1a clinical trial is a double-blind, placebo-controlled, single ascending dose study of the safety, tolerability, and pharmacokinetics of PMN310 infusions in up to five cohorts of eight healthy volunteers. PMN310 exposure levels in blood and cerebrospinal fluid (CSF) will be evaluated as well as safety.
●	The Company expects to report top-line data from the Phase 1a portion of the study in mid-2024, which will include safety data and exposure levels of antibodies in blood and CSF.

Discovery Programs

ProMIS continues to advance its amyloid beta vaccine program in AD based on its oligomer target epitope(s).

●	In January 2024, ProMIS announced the selection of a lead vaccine candidate, PMN400, against multiple synucleinopathies including MSA, Parkinson’s disease and Lewy Body Dementia.
o	Using a proprietary computational platform, ProMIS identified potential conformational epitopes (misfolded portions) unique to toxic alpha-synuclein involved in synucleinopathies. Formulations of several of these epitopes were tested in mouse vaccination studies leading to PMN400’s selection as a lead vaccine candidate for testing in mouse models replicating cognitive and motor deficits of human disease.
●	In December 2023, ProMIS reported data identifying Receptor for Activated C-Kinase 1 (RACK1) as a novel misfolded protein target for the potential treatment of ALS and frontotemporal lobar degeneration (FTLD), which data were published in Acta Neuropathologica Communications.

Corporate

●	In January 2024, the Company announced the appointment of Neil Warma as the interim Chief Executive Officer. Mr. Warma is a seasoned biotechnology executive with more than 25 years of leadership experience. Mr. Warma has served on the Company’s Board of Directors for the past two years and remains as a director.
●	In March 2024, ProMIS added key U.S. and international patent allowances to further protect the Company’s monoclonal antibody therapeutic for the treatment of AD.

Full Year 2023 Financial Highlights

●	Cash and cash equivalents were $12.6 million as of December 31, 2023, compared to $5.9 million as of December 31, 2022. During the third quarter of 2023, the Company raised $20.4 million in gross proceeds from a private investment in public equity financing, less $2.7 million of issuance costs.
●	Research and development expenses were $7.9 million for the fiscal year ended December 31, 2023, compared to $16.1 million for the same period in 2022. The decrease was primarily attributable to a decrease in direct and external research and development expenses as the Company focused on advancing its lead program, PMN310, which entered the clinic in November 2023.
●	General and administrative expenses modestly decreased to $6.4 million for the year ended December 31, 2023, compared to $7.3 million for the same period in 2022.
●	Net loss was $13.2 million for the full year ended December 31, 2023, compared to a net loss of $18.1 million for full year in 2022.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences Inc. is a clinical-stage biotechnology company focused on generating and developing antibody therapeutics selectively targeting toxic misfolded proteins in neurodegenerative diseases such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA). The Company’s proprietary target discovery engine is based on the use of two complementary techniques. The Company applies its thermodynamic, computational discovery platform - ProMIS™ and Collective Coordinates - to predict novel targets known as Disease Specific Epitopes on the molecular surface of misfolded proteins. Using this unique approach, the Company is developing novel antibody therapeutics for AD, ALS and MSA. ProMIS has offices in Toronto, Ontario and Cambridge, Massachusetts. To learn more, visit the Company’s website at www.promisneurosciences.com.

Forward-looking Statements

Nasdaq has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “excited about”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to targeting of toxic misfolded proteins in neurodegenerative diseases that the Company believes may directly address fundamental AD pathology (including the belief and understanding that toxic oligomers of amyloid-beta are a major driver of AD) and have greater therapeutic potential due to reduction of off-target activity, the progress of the Company’s Phase 1a study, plans to advance PMN310 into a Phase 1b MAD study in AD patients, the potential for such studies to provide the first proof-of-concept data for PMN310, the potential that PMN310 has the potential to positively benefit patients with AD, statements related to the presentation of data, including the timing thereof, and the significance of such data, information on the Company’s beliefs regarding the significance of preclinical data, the Company’s pipeline, including application of its platform to other diseases, statements regarding a computationally-derived amyloid-beta (Aβ) vaccine for AD and the Company’s PMN310 antibody and vaccine candidate, management’s belief that its patented platform technology has created an antibody candidate specific to toxic misfolded oligomers known to be present in Alzheimer’s disease, the anticipated use of proceeds from the private placement, the progression of earlier stage antibody candidates for multiple synucleinopathies including MSA, Parkinson’s disease and Lewy Body Dementia (PMN400), the ability to continue its growth and realize the anticipated contribution of the members of its board of directors and executives to its operation and progress, the ability to optimize the impact of its collaborations on its development programs, statements regarding the timing of regulatory filings regarding its development programs, use of capital expenses, future accumulated deficit and other financial results in the future, ability to fund operations, the ability to maintain enough liquidity to execute its business plan and its ability to continue as a going concern. Statements containing forward-looking information are not historical facts but instead represent management's current expectations, estimates and projections regarding the future of our business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the Company’s ability to fund its operations and continue as a going concern, its accumulated deficit and the expectation for continued losses and future financial results. Important factors that could cause actual results to differ materially from those indicated in the forward-looking information include, among others, the factors discussed throughout the “Risk Factors” section of the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2023 and in its subsequent filings filed with the United States Securities and Exchange Commission. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For Investor Relations, please contact:

Stern Investor Relations

Anne Marie Fields, Managing Director

annemarie.fields@sternir.com

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PROMIS NEUROSCIENCES INC.

Consolidated Balance Sheets

(expressed in US dollars, except share amounts)

(unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash	$12,598,146	$5,875,796
Short-term investments	32,358	31,009
Prepaid expenses and other current assets	988,641	996,682
Total current assets	13,619,145	6,903,487
Property and equipment, net	—	321
Intangible assets, net	—	20,838
Total assets	$13,619,145	$6,924,646
Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$7,843,136	$2,975,398
Accrued liabilities	1,506,526	3,437,646
Total current liabilities	9,349,662	6,413,044
Share-based compensation liability	422,002	—
Warrant liability	94,185	1,859,374
Total liabilities	9,865,849	8,272,418
Commitments and contingencies
Shareholders' equity (deficit):
Series 1 Convertible Preferred Shares, no par value, 70,000,000 shares authorized, 0 and 70,000,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Series 2 Convertible Preferred Shares, no par value, unlimited shares authorized, 1,166,667 and 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Common shares, no par value, unlimited shares authorized, 18,885,254 and 8,579,284 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	97,590,426	79,101,061
Accumulated other comprehensive loss	(371,184)	(195,369)
Accumulated deficit	(93,465,946)	(80,253,464)
Total shareholders' equity (deficit)	3,753,296	(1,347,772)
Total liabilities and shareholders' equity (deficit)	$13,619,145	$6,924,646

PROMIS NEUROSCIENCES INC.

Consolidated Statements of Operations and Comprehensive Loss

(expressed in US dollars, except share amounts)

(unaudited)

	Years Ended December 31,
	2023	2022
Operating expenses:
Research and development	$7,883,165	$16,087,168
General and administrative	6,379,568	7,292,744
Total operating expenses	14,262,733	23,379,912
Loss from operations	(14,262,733)	(23,379,912)

Other income (expense):
Change in fair value of financial instruments	866,738	4,176,767
Other interest expense	(201,390)	—
Interest expense on convertible debt	—	(282,064)
Gain on extinguishment of convertible debt and derivative liability	—	1,307,421
Other income	384,903	115,525
Total other income (expense), net	1,050,251	5,317,649

Net loss	(13,212,482)	(18,062,263)
Other comprehensive loss
Foreign currency translation adjustment	—	(7,450)
Comprehensive loss	$(13,212,482)	$(18,069,713)

Net loss per share, basic and diluted	$(1.07)	$(2.41)

Weighted-average shares outstanding of common shares, basic and diluted	12,292,707	7,502,609